MGT Provides Update on Status of D-Vasive Acquisition

HARRISON, N.Y., Sept. 20, 2016 /PRNewswire/ -- MGT Capital Investments, Inc. (NYSE MKT: MGT) announced today that the New York Stock Exchange informed the Company late yesterday afternoon that it will not approve the listing on the Exchange of the 43.8 million shares that the Company is required to issue in order to complete the closing of the D-Vassive merger. The Company and John McAfee remain committed to closing the transaction and are exploring alternatives.

Mr. McAfee stated, “We are determined to consummate a transaction that brings our cybersecurity technologies to market in order to solve the pressing privacy and security issues that society faces.”

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (NYSE MKT: MGT) is in the process of acquiring a diverse portfolio of cyber security technologies. With cyber security industry pioneer, John McAfee, at its helm, MGT Capital is positioned to address various cyber threats through advanced protection technologies for mobile and personal tech devices, including tablets and smart phones. The Company is currently in the process of acquiring D-Vasive, a provider of leading edge anti-spy software, and Demonsaw, a provider of a secure and anonymous file sharing software platform.

MGT Capital intends to change its corporate name to “John McAfee Global Technologies, Inc.” upon closing of the D-Vasive transaction.

For more information on the Company, please visit: http://ir.stockpr.com/mgtci.

http://photos.prnewswire.com/prnvar/20130409/NY91046LOGO

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” MGT’s financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor Contact

Grace Livingston

Director of Investor Relations

MGT Capital Investments, Inc.

glivingston@mgtci.com

205.999.2524

Garth Russell

Managing Director

KCSA Strategic Communications

grussell@kcsa.com

212.896.1250

Media Contact

Tiffany Madison

Director of Corporate Communications

MGT Capital Investments, Inc.

tmadison@mgtci.com

469.236.9569